Exhibit 19.1
FINAL    CME GROUP PUBLIC
LEADING WITH CONVICTION AND INTEGRITY

PERSONAL TRADING POLICY	CME Group Policy Document No. and Version No:	0004 Version 13.0
	Policy Document Issued By:	Global Corporate Compliance & Ethics Team
	Policy Document Owner Information:	Corporate Compliance
	Date Policy Document Originally Issued:	2002
	Date Policy Document Last Revised:	February 2025

PURPOSE & STATEMENT OF POLICY
CME Group has adopted this policy to comply with all applicable laws and regulations relating to trading activity that apply to CME Group as a publicly traded company and the operator of highly-regulated global businesses.

APPLICABILITY AND SCOPE
All employees, internal consultants, members of the CME Group Board and members of committees of a CME Group exchange (collectively referred to as “colleagues”) are required to follow the terms and conditions for trading activity detailed in this policy. All colleagues are expected to exercise their best judgment and comply with the law — avoiding the appearance of any misconduct in their personal trading activities. When we refer to “you,” in addition to you, we also mean your connected persons (as defined in Appendix A).
This policy is not meant to address every situation or issue that can arise with respect to trading activity. Trading strategies or issues not specifically addressed in this policy should be evaluated against the objectives in this document and the CME Group Code of Conduct, the Board of Directors Code of Ethics and the Rulebooks of CME, CBOT, NYMEX and COMEX, as applicable.

If you have questions or are unsure about the application or interpretation of this policy as it relates to your own particular circumstance or personal trading activity, contact Corporate Compliance and refer to the Frequently Asked Questions.

Suspected violations of this policy should be reported through one of the reporting channels made available in the Speak Up and Escalation Policy, including the CME Group Compliance & Ethics Helpline (www.ethicspoint.com) and the compliance officer for your business, if any.

Exhibit 19.1
CME GROUP TRADING REQUIREMENTS AND RESTRICTIONS
As a general rule, trading activity in financial markets should be kept to a reasonable level, oriented toward investment rather than speculation, and should not distract from your responsibilities. Significant trading activity during work hours may rise to the level of a conflict of interest for employees and internal consultants under the Code of Conduct. Certain trading activity, although permitted under applicable laws, may be prohibited under the Conflicts of Interest Policy based on actual or perceived conflicts of interest due to your role at CME Group or the relationship between CME Group and the company whose stock you may be trading.

Description of Personal Trading Activity	Appendix
Transactions in the securities of CME Group Inc., the securities of companies with which CME Group does business and in other financial instruments.

Applies to all CME Group Board members, employees and internal consultants of CME Group. It also applies to trading activity on the company’s behalf.
A
Requirements relating to individuals subject to Section 16 of the Exchange Act. Applies to all CME Group Board members, members of the Management Team and the Chief Accounting Officer of CME Group.	B
Transactions in derivatives and cash markets products. Applies to all CME Group Board members, employees and internal consultants of CME Group.	C
Transactions in the public securities of Clearing Members. Applies to all employees and internal consultants in the Market Regulation Department and in the Clearing and Post Trade Division.	D
Requirements relating to certain of our regulated businesses. Applies to all employees and internal consultants of CME Group classified as Covered Persons.	E
Requirements relating to BrokerTec Americas LLC. Applies to all employees and internal consultants classified as BrokerTec Americas Registered Representatives and Associated Persons.	F
Requirements relating to F&O Financial LLC. Applies to all employees and internal consultants of F&O Financial LLC.	G

Exhibit 19.1

Description of Personal Trading Activity	Appendix
Ability to own a membership on a CME Group exchange. Applies to all employees and internal consultants of CME Group.	H
Requirements relating to CFTC Regulation 1.59(a). Applies to all members of a committee of a CME Group exchange.	I
Summary of key requirements in the Personal Trading Policy.	J

OVERSIGHT AND REVIEW OF POLICY
This policy is subject to the oversight of the Global Corporate Compliance & Ethics Team. CME Group will periodically review and monitor compliance with this policy as necessary and appropriate. Colleagues are required to execute periodic certifications of compliance with this policy, as well as attend any required educational programs associated with this policy. This policy is subject to review on an annual basis.

EXCEPTIONS TO THIS POLICY
Exceptions to this policy, if any, can only be granted by Corporate Compliance or the Managing Director, Chief Enterprise Risk Management & Compliance Officer, and are only valid if evidenced in writing; provided, however, such exceptions must be in accordance with preventing any actual or perceived insider trading or market abuse. Click here to submit an Exception Request.
PENALTIES AND CONSEQUENCES
Breaches of CME Group’s commitments as set forth in this policy can have serious repercussions on many levels, including legal and regulatory consequences and damaging the company’s reputation. Potential violations of this policy will be subject to investigation by CME Group, and any failure to comply with this policy may result in discipline, up to and including termination or failure to be nominated for a future term on the Board of Directors, referral to regulatory authorities and potential civil and criminal exposure.

Exhibit 19.1
APPENDIX A: Transactions in the securities of CME Group Inc., the securities of companies with which CME Group does business and in other financial instruments
This Appendix applies to all CME Group Board members and employees and internal consultants of CME Group. It also applies to trading activity on the company’s behalf.
YOU MAY NOT ENGAGE IN INSIDER TRADING OR MARKET ABUSE
Most jurisdictions where CME Group conducts its business legally prohibit insider trading and other forms of market abuse and have sophisticated surveillance activities to identify and prosecute violations of the laws.
If you are aware of or have access to inside information (sometimes also referred to as material, non-public information) relating to CME Group or to any other company, you may not:
●Buy or sell the financial instrument at issue (e.g., CME Group shares or the shares of another company you have inside information about). This prohibition applies to any account in which you have a financial interest, including accounts of your connected persons (defined below). It is your obligation to make your connected persons aware of, and understand and comply with, the provisions and obligations of this Policy.
●Give, communicate or in any way convey inside information to anyone else (referred to as “tipping”).

When trading securities, the term inside information includes any information positive or negative that if publicly disclosed:
(i)might have an effect on the market for the securities of the issuer;
(ii)might affect an individual investment decision of a reasonable investor; or
(iii)might cause an insider to change his/her trading patterns.

Information that has not been widely disseminated to the public is generally considered to be non-public information. In general, material information is considered public once it has been broadly distributed through a press release or filed with the Securities and Exchange Commission and the market has had time to absorb the information, typically 24 hours.
Even after termination of your employment or service with or to the company, if you continue to possess inside information, this policy continues to apply to your personal trading activities until that information has become public or is no longer material.

Exhibit 19.1
Connected persons are:
(a)the following members of your family:
(i)your spouse or civil partner;
(ii)any other person (whether of a different sex or the same sex) with whom you live as partner in an enduring family relationship;
(iii)your children, including any adopted children, step-children and the children of a person within paragraph (ii) until they are considered an adult, no longer financially supported by you and no longer sharing the same household; and
(iv)any other relative of yours who has shared the same household as you for at least one year
(b)any company in whose equity securities (e.g., stock) you and/or any member or members (taken together) of your family are directly or indirectly interested (actually or contingently) so that they are (or would be) able to:
(i)exercise or control the exercise of 20% or more of the votes able to be cast at general meetings on all, or substantially all, matters; or
(ii)appoint or remove directors holding a majority of voting rights at board meetings on all, or substantially all, matters
(c)a person acting in their capacity as trustee of a trust:
(i)the beneficiaries of which include you or a person who is connected with you; or
(ii)the terms of which confer a power on the trustees that may be exercised for your benefit or the benefit of any such person, other than a trust for the purposes of an employer sponsored share scheme or a pension scheme; and
(d)any person in respect of which you have a direct or indirect material interest in the outcome of a trade, other than obtaining a fee or commission for execution.

The definition of insider trading in the European Union is broader to include when an individual who holds inside information deals, tries to deal or takes any other form of trading decision (including cancelling an order) on the basis of inside information. Please refer to the Market Abuse chapter of the CME Group EMEA and APAC Compliance Manual for further information.
Any information that could be expected to affect the price of a financial instrument, whether it is positive or negative, or might affect an individual investment decision of a reasonable investor, should be considered inside information.
The below list contains examples of information that is likely considered inside information:
●Projections of our future earnings or losses or actual changes in our earnings inconsistent with expectations.
●Information on our average rate per contract or contemplated significant pricing changes that could impact our stock price.

Exhibit 19.1
●A pending or proposed merger, acquisition or other corporate development, or that discussions or negotiations with respect to such activity are in progress as it relates to both CME Group stock and the stock of the other party.
●Significant dividend increases or decreases, including information relating to our Q1 dividend and our annual variable dividend.
●A significant investment in technology that is not accounted for in our published expense guidance.
●A new product, service or technology offering that is expected to generate a significant amount of new revenue.
●A major change in senior management, material change in staffing levels or a material personnel restructuring.
●Material pending or threatened litigation, regulatory or governmental actions, as well as any significant developments in connection with such matters (such as their termination or resolution).
●The gain or loss of a significant client or vendor.
●The imminent change in a credit rating by a rating agency.
●Knowledge of the occurrence, or suspected occurrence, of a potentially significant cyber incident or privacy breach.
●Significant distress of one of our Clearing Members or significant clients.
●An investment decision that could have a significant impact on the price of an instrument (e.g., a decision on behalf of CME, including the Clearing House, to make a significant investment or divestiture in a specific fund that could have a material impact on the price of such fund).
●Present or anticipated cash positions, commodity interests or trading strategies of a client.

It is your responsibility to comply with this policy against insider trading and market abuse. This means from time to time, you may not be able to buy or sell CME Group or another company’s stock or a particular financial instrument, even if you planned to make the transaction before gaining access to or learning of the inside information, and even though you believe you may suffer an economic loss or forego anticipated profit by waiting. CME Group believes that such lost opportunities are a necessary consequence of our commitment to compliance with the securities and market abuse laws and to fair and equitable trading markets. Refer to the Frequently Asked Questions for more information on what transactions are allowed during a trading restriction period or when you otherwise have access to inside information.
When in doubt, it is best not to trade: Determining if information is considered inside information is complicated and the outcome may differ from the initial assessment with the benefit of hindsight and actual performance of the financial instrument. The responsibility for determining whether you are in possession of inside information rests with you, and any action on the part of any other colleague pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under the applicable securities laws. You could be subject to severe legal penalties and disciplinary action by CME Group for any conduct prohibited by this policy or applicable securities laws.

Exhibit 19.1
SPECIFIC REQUIREMENTS RELATING TO CME GROUP STOCK

Speculative and hedging transactions in CME Group stock are prohibited
Investing in CME Group stock provides an opportunity to share in the long-term growth of CME Group. Short-term investments based on price fluctuations may put your personal gain in conflict with the best interests of CME Group and its shareholders. Consequently, you are prohibited from “short-selling” CME Group stock, from buying or selling puts, calls, options, spread bets, warrants or similar instruments on CME Group stock or engaging in other transactions with respect to CME Group stock that might be considered speculative.

Hedging or monetization transactions such as zero-cost collars and forward sale contracts that allow a person to lock in a portion of the value of their shares, often in exchange for all or part of the potential for upside appreciation in the shares, also are prohibited. Such transactions permit you to retain ownership of CME Group stock while limiting the risks and rewards of such ownership and, therefore, your interests may no longer be aligned with those of CME Group or its shareholders.
Regular quarterly and event trading restriction periods prohibit certain colleagues from trading CME Group stock
Some colleagues are subject to additional restrictions on trading CME Group stock for a period of time, referred to as “trading restriction periods,” because of their job functions or information regarding our financial results to which they routinely have access or can be presumed to have routine access. During these trading restriction periods, those colleagues are prohibited from directly or indirectly (such as through a connected person) trading in CME Group stock. Our regular quarterly trading restriction periods surrounding the release of our financial earnings begin on the 15th day of the last month of each calendar quarter (March, June, September, December) and end 24 hours after the earnings are publicly released for that quarter.

We also may impose event-specific trading restriction periods for material events, such as a significant transaction, litigation or investigation. You will receive notice from the Office of the Secretary if you are subject to a regular or event-specific trading restriction period. Other than the regular quarterly trading restriction period, you should not disclose the fact that you are prohibited from trading CME Group stock to anyone. Remember that trading restriction periods are not the only time you are precluded from trading CME Group stock — you cannot trade CME Group stock any time you are in possession of or have access to inside information, whether or not you’ve been specifically told that you are subject to a trading restriction period. Refer to the Frequently Asked Questions for more information on what transactions are prohibited during a trading restriction period.

In limited circumstances, we may impose an event-specific trading restriction period on another company’s stock when our colleagues may have access to inside information regarding that company. One example is when another company is involved in M&A activity with CME Group.

Exhibit 19.1
Pre-arranged trading plans
Under U.S. securities laws, in certain circumstances, an individual may pre-arrange a plan to trade in CME Group securities or the securities of other companies in the future. A pre-arranged trading plan may provide an individual with an affirmative defense to a charge of violating insider trading laws. This means that you may be able to pre-arrange transactions which may go forward, irrespective of your knowledge of inside information at the time of such transactions.
Such arrangements must be entered into in good faith, at a time when you do not possess inside information and must meet the criteria set forth in Rule 10b5-1. Establishing any trading plan involving CME Group securities must be pre-cleared by the Corporate Secretary. Refer to the Frequently Asked Questions for more information.
Company repurchase of shares
The Board of Directors of CME Group may from time to time authorize CME Group to repurchase CME Group securities under such terms and conditions that the Board of Directors may determine. It is CME Group's policy to comply with all applicable securities and state laws and this policy when the company is engaging in transactions in CME Group's securities.
Confidentiality of CME Group information
Everyone subject to this Appendix has an ethical and legal obligation to maintain the confidentiality of information about CME Group and the companies with which we do business as described in the Code of Conduct, the Board Code of Ethics, the Confidentiality and Data Protection Policy and in the Rulebooks of CME, CBOT, NYMEX and COMEX, as applicable to your role.

Exhibit 19.1
APPENDIX B: Requirements relating to individuals subject to Section 16 of the Exchange Act
This Appendix applies to all executive officers (the Chairman and Chief Executive Officer, members of the Management Team and the Chief Accounting Officer) and CME Group Board Members.

TRADING RESTRICTIONS
You may purchase or sell CME Group securities only if you can satisfy ALL of the following:
●You DO NOT have access to inside information;
●You are NOT subject to a trading restriction;
●You have pre-cleared the transaction with a member of the Office of the Secretary; AND
●You have not engaged in a matchable transaction within the prior six months if the transaction involves CME Group equity (meaning if you want to sell shares in the open market you have not purchased shares in the open market within the last six months and vice versa).
If you have engaged in a matchable transaction within the last six months, the Nominating and Governance Committee may authorize you to engage in the proposed transaction; provided that such transaction would not result in a recognizable gain for purposes of Section 16(b) of the Exchange Act.

MANDATORY PRE-CLEARANCE PROCEDURES
All of your transactions involving CME Group securities must be pre-cleared by a member of the Office of the Secretary. These procedures will help ensure you are not engaging in insider trading and you are fulfilling your reporting obligations with respect to such transactions.
CME Group Board Members, the Chairman and Chief Executive Officer and members of the Management Team also are subject to stock ownership guidelines which should be considered prior to engaging in any transaction involving CME Group equity.
Transactions requiring pre-clearance include:
●Any transactions involving your CME Group securities (including the execution of a pre-arranged trading plan, the execution of a limit order, a gift, or a contribution to or transfer from a trust or any other transfer); and
●Any transactions by your connected persons involving CME Group securities in which you have a direct or indirect financial interest (for example, the ability to profit in some way from transactions in the securities). The SEC will presume you have a financial interest in securities held by your immediate family members sharing the same household.

Exhibit 19.1
Pre-clearance of a transaction by a member of the Office of the Secretary does not authorize or condone a transaction that may contravene securities law, such as trading with inside information and does not necessarily protect you from liability under the laws prohibiting insider trading. Each pre-clearance expires on the second business day following the date the pre-clearance was issued, unless otherwise extended by a member of the Office of the Secretary. In addition, the pre-clearance may be revoked at any time before the trade by any member of the Office of the Secretary and by the issuance of a “no trade” directive. You will be notified if a “no-trade” directive is issued or pre-clearance is revoked.
To request pre-clearance for a transaction, please contact the Corporate Secretary and provide all of the following information:
●Description of proposed transaction, such as whether it is an open market sale or purchase of stock or notes, 10b5-1 pre-arranged trading plan, gift, etc.;
●Anticipated date of the transaction and whether the transaction remains subject to any conditions such as stock price; AND
●Name and contact information of the broker executing the trade.

In her absence you may also contact the General Counsel or the Assistant Corporate Secretary.
In order for the Office of the Secretary to complete your Section 16 forms, your broker must provide detailed transaction information. You must authorize the broker to provide such information directly to the Office of the Secretary.
NOTIFICATION OF SALES OF CME GROUP STOCK
In addition to pre-clearance, CME Group Board Members and members of the Management Team planning to sell shares of CME Group stock also must advise the Chairman and Chief Executive Officer of their intention.
COMPLIANCE WITH RULE 144
You must ensure your broker completes all necessary paperwork for any sales made in accordance with Rule 144; provided, however, the company may undertake the filing of the Form 144 with your Section 16 report. Rule 144 applies to all open market sales of shares of CME Group by any “affiliate” of CME Group. In general, CME Group Board Members and executive officers of CME Group can resell shares of CME Group stock owned by them provided they follow the provisions of Rule 144. Unless you comply with the provisions of Rule 144, you may not be able to make open market sales of shares of CME Group without registering the shares under the Securities Act.

Exhibit 19.1
REPORTING OF TRANSACTIONS IN CME GROUP STOCK
All of your transactions in CME Group Class A and Class B common stock must be reported to the Securities and Exchange Commission in accordance with Section 16(a) of the Exchange Act, typically within two (2) business days following the date of the trade. The company is required to disclose any late filings in its proxy statement.

Reports required to be filed under Section 16(a)
CME Group Board Members and executive officers are individually responsible for timely reporting to the SEC any purchases, sales or other acquisitions or dispositions of equity securities of CME Group “beneficially owned” by such persons. However, the Office of the Secretary will prepare and file your Section 16 forms for you. “Beneficial ownership” includes any security in which a person has any direct or indirect financial interest. Equity securities of CME Group include securities which are exercisable or exchangeable for or convertible into, or which have a value which derives from the value of, an equity security of CME Group. These latter securities, known as “derivative securities,” include: stock options; warrants; convertible securities; stock appreciation rights and similar rights with exercise or conversion privileges at a price related to an equity security; or similar securities with a value derived from the value of an equity security. For purposes of Section 16, derivative securities are deemed to be the same class of equity security as the underlying security.
SHORT SWING LIABILITY FOR PURCHASES & SALES WITHIN SIX MONTHS
To deter insiders from profiting on transactions in the equity securities of CME Group on the basis of undisclosed information, Section 16(b) of the Exchange Act requires you to disgorge your “statutory profit” realized in either a non-exempt purchase and sale or a non-exempt sale and purchase (or any number of these transactions) of equity securities of CME Group (including derivative securities) which takes place within any six-month period. This area of the law is complicated. Additional information on this restriction, including what constitutes an exempt transaction, is included in the Frequently Asked Questions which is available on OpenExchange and in the portal for board materials and from the Office of the Secretary.

PROHIBITION AGAINST SHORT SALES UNDER SECTION 16(C)
Section 16 insiders are specifically prohibited under Section 16(c) of the Exchange Act from making any short sale of CME Group equity securities. A short sale has occurred if the seller (1) does not own the securities sold or (2) owns the securities sold, but does not deliver them against a sale within 20 days thereafter or does not within 5 days after the sale deposit the securities in the mail or other usual channels of transportation.

Exhibit 19.1
RESTRICTIONS ON PLEDGING CLASS A COMMON STOCK
CME Group Board Members and executive officers are also prohibited from entering into pledging arrangements relating to their shares of Class A common stock, including pledging shares for margin or collateral.

CME GROUP CLASS B COMMON STOCK AND TRADING RESTRICTIONS
Board members may purchase or sell the Class B share associated with a membership on the CME exchange during a trading restriction; provided that such Board member does not have access to inside information at the time of the transaction. Such transaction must still follow the pre-clearance and reporting requirements described in this Appendix.